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                                                                   EXHIBIT 10.31


Key Bank of Washington
Special Assets Group
1101 Pacific Avenue
Tacoma, Washington 98411-5600

(253)305-7879
Fax (253) 306-7933

April 11, 2001

Pacific Aerospace & Electronics, Inc.
434 Olds Station Road
Wenatchee, WA  98801

Attn:  Donald Wright
       Nick Gerde
       Charles Miracle

Re:    Loans # 357577-9001, 357577-9002, and 357577-2000009001
       Leases # 8800017841 and 8800017859

Gentlemen:

As you know from your discussions with Mike McKay and John Thoren, the above referenced loan and lease accounts have been transferred to the Special Assets Group of Key Bank for handling. The transfer was considered appropriate due to the current financial circumstances of the corporation. I will be the handling officer for your accounts going forward.

In addition to these credit transactions, our office will also track the various demand deposit accounts carried by Pacific Aerospace & Electronics and its affiliates. John has asked that he remain a local contact to assist you for non-credit matters when possible. While it does not appear that the companies are in the practice of presenting checking account items for payment against insufficient funds, please be advised that it is the policy of Special Assets not to pay overdrafts.

According to our systems, of the above accounts, loan #357577-9002 is past due for 4-01-01 in the payment amount of $10,528.08. The other two loans are current at this time. Both of the leases noted were, as of 4-02-01, past due for payments scheduled for 2-10-01 and 3-10-01 in the payment amounts of $17,734.74 and $6,754.26, respectively, not including late charges. If you have not already done so, please arrange to remit funds to bring the loan and lease payments current at the earliest time to prevent further delinquency.

You have requested in your letter of April 2, 2001 that the Bank forbear from accelerating the above loans to Pacific Aerospace & Electronics, Inc. due to defaults caused by the company's failure to comply with certain financial covenants of the loan agreement between the parties.

Key Bank will agree to forbear until further notice from exercise of default remedies related to the certain financial covenants requested, specifically:
Debt to Worth Ratio, Net Worth, and Debt Service Coverage
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Ratio; so long as no monetary defaults exist. Key Bank does not waive the covenants nor does it waive any of its rights or remedies included in the loan documents by doing so. All other terms and conditions of the loans or leases remain in effect.

This condition requires that the loans and leases be paid current immediately and maintained in a current status in future.

We appreciate your efforts in taking steps to retire the operating line of credit last quarter, and look forward to working with you to accomplish repayment of the remaining loans and leases as well.

If you have any questions regarding the transfer or the accounts noted, please call me at the above number.

Sincerely,

/s/ Monty D. Sampson
Vice President

CC:  Mike McKay
     John Thoren